Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement of Peoples Bancorp on Form S-8 (File No. 333-120950) relating to the Employees’ Savings & Profit Sharing Plan and Trust of Peoples Bancorp and Form S-8 (File No. 333-45164) relating to the Three Rivers Financial Corporation Stock Option and Incentive Plan (as assumed by Peoples Bancorp) and the 1998 Peoples Bancorp Stock Option and Incentive Plan of our report dated December 7, 2007, on our audits of the consolidated financial statements of Peoples Bancorp as of September 30, 2007 and 2006, and for the years ended September 30, 2007, 2006 and 2005, which report is included in this Annual Report on Form 10-K.

Indianapolis, Indiana
December 19, 2007